UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2022

IKENA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40287	81-1697316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ikena Oncology, Inc.

645 Summer Street, Suite 101

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(857) 273-8343

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IKNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On April 13, 2022, Ikena Oncology, Inc. (the “Company”), issued a press release announcing the unanimous decision of the Board of Directors (the “Board”) to appoint Jotin Marango, M.D., Ph.D. as Chief Financial Officer, Head of Corporate Development, effective April 25, 2022 (the “Start Date”). Effective as of his Start Date, Dr. Marango will serve as the Company’s principal financial officer and principal accounting officer, assuming the interim responsibilities assumed by Mark Manfredi and Francisco Oliveira, respectively. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

In connection with Dr. Marango’s appointment as Chief Financial Officer, Head of Corporate Development, the Company and Dr. Marango entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Dr. Marango will receive an annual base salary of $425,000 and be eligible for an annual bonus with a target amount of 40% of his base salary. Dr. Marango will be granted an option to purchase 397,199 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant (the “Equity Award”). Twenty-five percent of the Equity Award will vest and become exercisable on the one-year anniversary of Dr. Marango’s Start Date, and the balance of the Equity Award will vest in equal installments over the next thirty-six months thereafter, subject to Dr. Marango’s continued employment. Dr. Marango is also eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans.

In the event that Dr. Marango’s service with the Company is terminated “without cause” or for “good reason” (in each case, as defined in the Employment Agreement), on or within forty-five (45) days preceding or twelve months after the closing of a “change in control” (as defined in the Employment Agreement), Dr. Marango will be entitled to the following severance benefits, subject to his executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to equal to 1 times of Dr. Marango’s then-current base salary or the base salary in effect immediately prior to the change in control, if higher, (ii) a lump-sum payment in an amount equal to 1 times of Dr. Marango’s annual target bonus for the then-current year; (iii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Marango, effective as of the later of the date of termination or the effective date of the separation agreement and release; and (iv) up to twelve months of the employer portion of the COBRA premium amounts.

In the event that Dr. Marango’s service with the Company is terminated without “cause” or for “good reason,” in each case, other than in connection with a change in control, Dr. Marango will be entitled to the following severance benefits, subject to his executing a separation agreement and release and it becoming effective: (i) a lump-sum payment equal to nine months of Dr. Marango’s then-current base salary plus the target incentive compensation established for Dr. Marango in the fiscal year of termination and (ii) up to nine months of COBRA premium reimbursements.

Upon the occurrence of a change of control, all payments and benefits received by Dr. Marango in connection with a change of control that constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) will be subject to a modified economic cutback treatment such that the “excess parachute payments” to be received by Dr. Marango will either be (i) paid in full or (ii) reduced below such named executive officer’s threshold amount under Section 280G of the Code in order to avoid triggering the excise tax that would otherwise be payable on such “excess parachute payment” amounts.

The foregoing description of the material terms of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which the Company intends to file, with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by Ikena Oncology, Inc. on April 13, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ikena Oncology, Inc.

Date: April 13, 2022	By:	/s/ Mark Manfredi
Mark Manfredi, Ph.D.
President and Chief Executive Officer